                                                              EXHIBIT (a)(1)(i)














                FORM OF OFFER TO PURCHASE DATED AUGUST 13, 2001,
                         INCLUDING FINANCIAL STATEMENTS.

                             OFFER TO PURCHASE FOR
                        CASH BY ORIG, LLC OF UP TO 2000
                         LIMITED PARTNERSHIP INTERESTS
                              OF NTS-PROPERTIES IV
                              AT $230 PER INTEREST


         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON TUESDAY, NOVEMBER 13, 2001, UNLESS THE OFFER IS EXTENDED.

         A summary of the principal terms of the offer appears on pages ii through iv. You should read this entire document carefully before deciding whether to tender your limited partnership interests.

         If you tender all or any portion of your interests you will be subject to certain risks including:


         - The purchase price may be less than the fair market value and liquidation value of the interests.

         - As a result of your tender you may suffer negative tax consequences.

         - There is a conflict of interest between limited partners who tender interests in the Offer, limited partners who do not tender, ORIG, LLC and the general partner of the partnership which creates a risk that the purchase price will be less than the fair value of the interests.

         If you continue to hold all or any portion of your interests you will be subject to certain risks including:

         - There is no developed market for the interests, which may prevent you from being able to liquidate your investment or receive fair value for your investment.

         -        There are restrictions on your ability to transfer interests.

         - Cash distributions have been suspended and may be permanently eliminated.

         - The partnership may not be able to pay for necessary capital improvements to partnership properties.

         - The offer to purchase may result in increased voting control by affiliates of the partnership.

         -        The partnership has no current plans to liquidate.

         - If tenants occupying some of the partnership's properties experience financial difficulties or do not renew their leases, this could harm the partnership's financial operations.

         - There are significant general economic risks associated with investments in real estate.

See "RISK FACTORS."


         QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR ANY OTHER DOCUMENTS RELATING TO THIS OFFER MAY BE DIRECTED TO NTS INVESTOR SERVICES C/O GEMISYS AT (800) 387-7454.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



             THE DATE OF THIS OFFER TO PURCHASE IS AUGUST 13, 2001.

                              SUMMARY TERM SHEET

- THE OFFEROR. ORIG, LLC is making this tender offer. We are a Kentucky limited liability company, affiliated with your general partner and NTS-Properties IV, that invests in entities that own commercial and residential real estate properties. See Section 10 of this Offer to Purchase.

- OUR OFFER. We are offering to purchase up to 2000 of the partnership's outstanding interests that are not owned by affiliates of us or the partnership. Currently, there are 24,114 outstanding interests, including interests owned by affiliates of us and the partnership. See the Introduction to this Offer to Purchase.

- OUR OFFERING PRICE. We will purchase interests in the offer in cash for $230 per interest. See Section 2 of this Offer to Purchase.

- OTHER PARTIES INVOLVED. While we are the only party offering to purchase your interests, we are affiliated with two other parties, J.D. Nichols and Brian F. Lavin, who have made filings with the Securities and Exchange Commission in connection with our offer. Both Mr. Nichols and Mr. Lavin are executive officers of NTS Capital Corporation, which is the corporate general partner of your general partner, and Mr. Nichols is the sole director of NTS Capital Corporation, and also the managing general partner of your general partner and our manager. Mr. Nichols and Mr. Lavin have decision-making authority with regard to your general partner. See
         Section 11 of this Offer to Purchase.

- FACTORS IN DETERMINING OUR OFFERING PRICE. We determined the offering price in our sole discretion. In determining the offering price per interest we considered, among other things, the following:

         - The per-interest price paid to limited partners in previous transactions, such as tender offers by us and the partnership, secondary market transactions in which we purchased interests from limited partners, and third party transactions in which limited partners sold their interests to third parties who are not affiliated with us or the partnership. In February 2000 we purchased 565 interests from three limited partners at an average price of $241.82 per interest. In April 2001 we purchased 64 interests from two limited partners, who are affiliated with each other, at a price of $250 per interest. In June 2001 we purchased 70 interests from two limited partners, who are affiliated with each other, at a price of $267.50 per interest. In July we purchase 20 interests from two limited partners at a price of $230 per interest. See Section 2 of this Offer to Purchase.

         -        The absence of a trading market for the interests. See
                  Section 2 of this Offer to Purchase.

         - ADDITIONAL PURCHASES. If more than 2000 interests are tendered, we may purchase additional interests, in our sole discretion. If the offer remains oversubscribed, we will purchase your interests on a pro rata basis. See Section 2 of this Offer to Purchase.

         - CONDITIONS OF THE OFFER. We are offering to purchase outstanding interests from all limited partners, and our offer is not generally conditioned on your tendering any minimum number of your interests. We will not, however, accept your tender if, as a result of the tender, you would continue to be a limited partner and would hold fewer than two interests. There are a number of other conditions to our offer, including the absence of certain changes in your partnership and the financial markets and the absence of competing tender offers. See Sections 2 and 6 of this Offer to Purchase.

         - RIGHT TO EXTEND THE EXPIRATION DATE. The offer expires on Tuesday, November 13, 2001 at 12:00 Midnight, Eastern Standard Time, but we may extend the expiration date by providing you with a written notice of the extension. See
                  Section 2 of this Offer to Purchase.

         - SUBSEQUENT OFFERING PERIOD. We do not anticipate having a subsequent offering period after the expiration date of the initial offering period, including any extensions. See
                  Section 2 of this Offer to Purchase.

         - HOW TO TENDER YOUR INTERESTS. To tender your interests, complete and sign the accompanying letter of transmittal included in these materials, and send it to NTS Investor Services c/o Gemisys via mail or facsimile at the address or facsimile number set forth in Section 16 of this Offer to Purchase by Tuesday, November 13, 2001 at 12:00 Midnight, Eastern Standard Time. See Section 3 of this Offer to Purchase.

         - WITHDRAWAL RIGHTS. If you tender you can withdraw your interests at any time before the expiration date, including any extensions, or the date we accept interests, whichever is later. See Section 4 of this Offer to Purchase.

         - HOW TO WITHDRAW. To withdraw your interests, you must send a written notice of withdrawal via mail or facsimile which must be received, on or before the expiration date or the date we accept tendered interests, whichever is later, by NTS Investor Services c/o Gemisys at the address or facsimile number set forth in Section 16 of this Offer to Purchase. If you file a notice of withdrawal it must specify your name and the amount of interests that you are withdrawing. See Section 4 of this Offer to Purchase.

         - PAYMENT FOR YOUR INTERESTS. If you tender your interests and we accept your tender, we will pay you for those interests which we purchase with a check. We will deliver all checks by first class U.S. Mail deposited in the mailbox within five business days after the expiration date. See Section 5 of this Offer to Purchase.

         - TAX CONSEQUENCES. Your sale of interests in this offer will be a taxable transaction for federal income tax purposes. The consequences to each of you may vary, and you should consult your tax advisor to determine the precise tax consequences to you. See Section 12 of this Offer to Purchase.

         - AVAILABILITY OF FUNDS. We currently have funds available under a line of credit that are sufficient to enable us to purchase all of the interests sought in our offer. See Section 9 of this Offer to Purchase.

         - ADDITIONAL INFORMATION. If you would like any additional information about the offer, you may call 1-800-387-7454.

                             _____________________

                                   IMPORTANT

         IF YOU WISH TO TENDER ALL OR ANY PORTION OF YOUR INTERESTS YOU SHOULD COMPLETE AND SIGN THE ENCLOSED LETTER OF TRANSMITTAL IN ACCORDANCE WITH THE INSTRUCTIONS IN THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL AND DELIVER IT TOGETHER WITH THE CERTIFICATE(S) OF OWNERSHIP FOR THE INTERESTS BEING TENDERED, THE SUBSTITUTE FORM W-9 AND ANY OTHER REQUIRED DOCUMENTS TO US. IF THE CERTIFICATE(S) OF OWNERSHIP FOR THE INTERESTS IS (ARE) LOST, STOLEN, MISPLACED OR DESTROYED, YOU SHOULD EXECUTE THE AFFIDAVIT AND INDEMNIFICATION AGREEMENT FOR MISSING CERTIFICATE(S) OF OWNERSHIP ATTESTING TO THE FACT THAT THE CERTIFICATE WAS LOST OR STOLEN, MISPLACED OR DESTROYED AND RETURN IT IN PLACE OF THE CERTIFICATE. IF YOU HAVE INTERESTS REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST CONTACT THAT BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF YOU DESIRE TO TENDER THESE INTERESTS.

         IF YOU TENDER ALL OR ANY PORTION OF YOUR INTERESTS YOU ARE SUBJECT TO CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF INTERESTS; PROVIDED, HOWEVER, THAT WE WILL NOT ACCEPT YOUR TENDER IF, AS A RESULT OF THE TENDER, YOU WOULD CONTINUE TO BE A LIMITED PARTNER AND WOULD HOLD FEWER THAN TWO INTERESTS. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE ABSENCE OF CERTAIN CONDITIONS DESCRIBED IN SECTION 6 OF THIS OFFER TO PURCHASE.

         WE ARE NOT MAKING ANY RECOMMENDATION TO YOU REGARDING WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR INTERESTS. EACH OF YOU MUST MAKE YOUR OWN DECISION REGARDING WHETHER TO TENDER INTERESTS, AND, IF SO, HOW MANY OF YOUR INTERESTS TO TENDER.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR INTERESTS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR INFORMATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE GENERAL PARTNER.




                   ________________________________________

         TABLE OF CONTENTS

SUMMARY TERM SHEET ....................................................   ii
INTRODUCTION ..........................................................    1
RISK FACTORS ..........................................................    4
THE OFFER .............................................................    8
Section 1.     Background and Purposes of the Offer ...................    8
Section 2.     Offer to Purchase and Purchase Price; Proration;
               Expiration Date; Determination of Purchase Price .......    9
Section 3.     Procedure for Tendering Interests ......................   12
Section 4.     Withdrawal Rights ......................................   13
Section 5.     Purchase of Interests; Payment of Purchase Price .......   13
Section 6.     Certain Conditions of the Offer ........................   13
Section 7.     Cash Distribution Policy ...............................   16
Section 8.     Effects of the Offer ...................................   16
Section 9.     Source and Amount of Funds .............................   17
Section 10.    Information About Us and the Partnership ...............   19
Section 11.    Certain Transactions with Affiliates ...................   23
Section 12.    Certain Federal Income Tax Consequences ................   29
Section 13.    Transactions and Arrangements Concerning Interests .....   31
Section 14.    Extensions of Tender Period; Terminations; Amendments ..   31
Section 15.    Fees and Expenses ......................................   32
Section 16.    Address; Miscellaneous .................................   33
Appendix A
               ORIG's Balance Sheets ..................................  A-1

To Holders of Limited Partnership Interests of
NTS-Properties IV

                                  INTRODUCTION

         ORIG, LLC hereby offers to purchase up to 2000 limited partnership interests of NTS-Properties IV, a Kentucky limited partnership that owns commercial and residential real estate properties and also owns joint venture interests in commercial and residential real estate properties (the "Partnership"). We will purchase those limited partnership interests that are owned by limited partners who are not affiliates of the Partnership at a purchase price of $230 per interest (the "Purchase Price") in cash to the seller upon the terms and subject to the conditions set forth in this "Offer to Purchase" and in the related "Letter of Transmittal." Together the "Offer to Purchase" and "Letters of Transmittal" constitute the "Offer." As used in this Offer to Purchase, the term "Interest" or "Interests," refers to the limited partnership interests in the Partnership, and the terms "we", "us" or "our," as the context requires, refer to ORIG, LLC.

         Information regarding the Partnership, including the information contained in Sections 1, 7, 10, 11 and 12 of this Offer to Purchase, has been provided to us by NTS-Properties Associates IV, the Partnership's general partner (the "General Partner"), which is our affiliate.

         This Offer is generally not conditioned upon any minimum amount of Interests being tendered, except as described in this Offer to Purchase. The Interests are not traded on any established trading market and are subject to restrictions on transferability which are described in the Amended and Restated Agreement of Limited Partnership of NTS-Properties IV (the "Partnership Agreement").
         You should not view the Purchase Price as equivalent to the fair market value or the liquidation value of an Interest. As of March 31, 2001 and December 31, 2000, the book value of each Interest was approximately $154.45 and $152.41, respectively. We determined the Purchase Price in our sole discretion, based on:

- the purchase of Interests from two limited partners by us on July 31, 2001 at a price of $230 per Interest;

- the purchase of Interests from two limited partners, who are affiliated with each other, by us on June 1, 2001 at a price of $267.50 per Interest;

- the purchase of Interests from two limited partners, who are affiliated with each other, by us on April 30, 2001 at a price of $250 per Interest;

- privately negotiated purchases by us, outside of the tender offers described in Section 2 of this Offer to Purchase, from 1999 to 2001 at prices ranging from $205 to $230 per Interest;

- the response to a joint tender offer by us and the Partnership of $230 per Interest which began on September 22, 2000 and ended on December 22, 2000;

- the purchase of Interests from three limited partners by us on February 10, 2000 at an average price of $241.82 per Interest;

- the response to a joint tender offer by us and the partnership of $205 per Interest which began on July 27, 1999 and ended on December 8, 1999; and

- other transactions in Interests described in Section 2 of this Offer to Purchase.

         We are aware of two offers to purchase Interests by a third-party offeror, unaffiliated with us or the partnership. The most recent offer for 964 Interests was made on July 23, 2001 at a offering price of $205 per Interest. The other offer for Interests was made in June of 1999 at an offering price of $153.37 per Interest. Neither we nor the General Partner has performed an analysis to determine the fair market value or liquidation value of the Interests, or obtained an opinion from an independent third party regarding the fairness of the Purchase Price.

         Subject to the conditions set forth in the Offer, we will purchase up to 2000 Interests which are tendered and received by us on or before, and not withdrawn prior to, 12:00 Midnight, Eastern Standard Time, on November 13, 2001, subject to any extension of the Offer by us (the "Expiration Date"). If, on the Expiration Date, we determine that more than 2000 Interests have been tendered during the Offer, we may: (i) accept the additional Interests in accordance with Rule 13e-4(f)(1) promulgated under the Securities Exchange Act of 1934 ("Exchange Act"), as amended; or (ii) extend the Offer, if necessary, and increase the amount of Interests that we are offering to purchase to an amount that we believe is sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer.

         If the Offer is oversubscribed and we do not act in accordance with
(i) or (ii), above, or if we act in accordance with (i) and (ii), above, but the Offer remains oversubscribed, then we will accept Interests tendered by limited partners prior to or on the Expiration Date for payment on a pro rata basis. If you tender Interests and we pro rate, the number of Interests that we purchase from you will be equal to the number of Interests which you properly tender multiplied by a fraction, the numerator of which will be the total number of Interests we are willing to purchase in the Offer and the denominator of which will be the total number of Interests properly tendered by all limited partners participating in the Offer. Any fractional Interests resulting from this calculation will be rounded down to the nearest whole number. We will not purchase fractions of Interests. If you tender and if we will purchase fewer than the number of Interests that you tender, we will notify you in writing. For any Interest that you tender but we do not purchase, a book entry will be made on the Partnership's books to reflect your ownership of the Interests not purchased. The Partnership will not issue a new Certificate of Ownership for the Interests that we do not purchase, unless you instruct the Partnership, in writing, to do so.

         The Offer is generally not conditioned on the tender of any minimum number of Interests. The Offer, however, is conditioned upon, among other things, the absence of certain adverse conditions described in Section 6, "Certain Conditions of the Offer." In particular, we will not consummate the Offer, if in the opinion of the General Partner, there is a reasonable likelihood that purchases under the Offer would result in termination of the Partnership (as a partnership) under Section 708 of the Internal Revenue Code of 1986, as amended, or termination of the Partnership's status as a partnership for federal income tax purposes under Section 7704 of the Code. Further, we will not purchase Interests if the purchase of Interests would result in Interests being owned by fewer than 300 holders of record. See
Section 6, "Certain Conditions of the Offer."

         All of the Interests that we purchase pursuant to the Offer will be deemed to have been purchased as of the Expiration Date. If you accept the Offer and tender Interests, you will receive the Purchase Price and any cash distributions declared and payable before the Expiration Date. You will not be entitled to receive any cash distributions declared and payable after the Expiration Date on any Interests tendered and accepted by us.

         The tender and acceptance of an Interest will be treated as a sale of the Interest for federal and most state income tax purposes, which will result in your recognizing gain or loss for income tax purposes. We urge you to review carefully all the information contained in or referred to in this Offer including, without limitation, the information presented in Section 11, "Certain Federal Income Tax Consequences."

         As of August 13, 2001, the General Partner owned five of the Partnership's outstanding Interests and we owned 6,733 of the Partnership's 24,114 outstanding Interests. All partners, members, affiliates and associates of the General Partner or us beneficially owned a total of 7,064 Interests, representing approximately 29.3% of the Partnership's 24,114 outstanding Interests. Although we are making this Offer to all limited partners, we have been advised that neither the General Partner nor any of the partners, members, affiliates or associates of us or the General Partner intends to tender any Interests pursuant to the Offer. Assuming the Offer is fully subscribed, we, the General Partner, and partners, members, affiliates and associates of the General Partner or us will own, after the Offer, a total of 9,064 Interests, representing approximately 37.6% of the Partnership's 24,114 outstanding Interests.

                                  RISK FACTORS

IF YOU TENDER ALL OR ANY PORTION OF YOUR INTERESTS YOU ARE SUBJECT TO RISKS INCLUDING THE FOLLOWING:

          The Purchase Price may be less than the fair market value and liquidation value of the Interests and is less than the amount paid for Interests in some recent transactions. The Interests are not traded on a recognized stock exchange or trading market. There is no active, liquid market for the Interests, and it is unlikely that this type of market will develop in the near future. We are aware of the following transactions in or offers for
Interests:

- the purchase of Interests from two limited partners by us on July 31, 2001 at a price of $230 per Interest;

- a tender offer by a third-party offeror, unaffiliated with us or the Partnership, on July 23, 2001 at a price of $205 per Interest;

- the purchase of Interests from two limited partners, who are affiliated with each other, by us on June 1, 2001 at a price of $267.50 per Interest;

- the purchase of Interests from two limited partners, who are affiliated with each other, by us on April 30, 2001 at a price of $250 per Interest;

- privately negotiated purchases by us, outside of the tender offers described in Section 2 of this Offer to Purchase, from 1999 to 2001 at prices ranging from $205 to $230 per Interest;

- the response to a joint tender offer by us and the Partnership of $230 per Interest which began on September 22, 2000 and ended on December 22, 2000;

- the purchase of Interests from three limited partners by us on February 10, 2000 at an average price of $241.82 per Interest;

- the response to a joint tender offer by us and the partnership of $205 per Interest which began on July 27, 1999 and ended on December 8, 1999; and

- other transactions in Interests described in Section 2 of this Offer to Purchase.

         As of March 31, 2001 and December 31, 2000, the book value of each Interest was approximately $154.45 and $152.41, respectively.

         The Purchase Price per Interest in this Offer was determined by us, in our sole discretion, based on the purchase price paid to limited partners in the transactions described above. The purchase price per Interest in any of the transactions described above and the Purchase Price in this Offer may not reflect the value of the Interests. Although we have not performed an analysis to determine the liquidation value of your Interests, if you were to hold your Interests until termination or liquidation of the Partnership, you might receive greater or lesser value than the Purchase Price for your Interests.

         You may suffer negative tax consequences. If you sell Interests in this Offer you generally will recognize a gain or loss on the sale of your Interests for federal and most state income tax purposes. The amount of gain or loss realized will be, in general, the excess of the amount you realize from selling your Interests minus the adjusted tax basis in the Interests you sell. The amount that you realize from the sale of your Interests is generally the sum of the Purchase Price plus your share of Partnership liabilities. When you sell Interests which you have held for more than 12 months, the sale will typically result in long-term capital gain or loss. DUE TO THE COMPLEXITY OF TAX ISSUES, YOU ARE ADVISED TO CONSULT YOUR TAX ADVISORS WITH RESPECT TO YOUR INDIVIDUAL TAX SITUATION BEFORE SELLING YOUR INTERESTS IN THE OFFER. SEE SECTION 12 OF THIS OFFER TO PURCHASE.

         Conflicts of Interest with Respect to the Offer. There is a conflict between our desire to purchase your Interests at a low price and your desire to sell your Interests at a high price. Additionally, the General Partner, because it is our affiliate, has substantial conflicts of interest with respect to our offer. We determined the Purchase Price without negotiation with any other party, including the General Partner or any limited partner.

         The General Partner Makes No Recommendation to Limited Partners. As a result of the conflict of interest described in the previous paragraph, neither the Partnership nor the General Partner is making a recommendation regarding whether you should tender or retain your Interests. You must make your own decision whether or not to participate in the Offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your Interests, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your Interests.

IF YOU DO NOT TENDER ALL OR ANY PORTION OF YOUR INTERESTS YOU ARE SUBJECT TO RISKS INCLUDING THE FOLLOWING:

         There is no developed market for the Interests, which may prevent you from being able to liquidate your investment or receive fair value. The Purchase Price per Interest was determined by us in our sole discretion and may not reflect the price per Interest if there were a developed market for the Interests or of the proceeds that you may receive if the Partnership were liquidated or dissolved. Although the Interests are transferable, subject to certain limitations set forth in the Partnership Agreement, we do not anticipate that any active, liquid market will develop. You may not be able to liquidate your investment on favorable terms, if at all.

         There are restrictions on your ability to transfer interests. Under the Partnership agreement, limited partners may transfer or assign interests to persons who then become "substitute limited partners." The General Partner can decide to allow or disallow these transfers in its sole discretion, although it cannot unreasonably withhold its consent to a transfer. Accordingly, if you do not tender your Interests, there is no guarantee that you will be able to transfer them in the future.

         Cash distributions have been suspended and may be permanently eliminated. As of January 1, 1997, the Partnership suspended payment of cash distributions to limited partners due to insufficient cash being generated from the Partnership's operations. There can be no assurance that the Partnership will ever resume distributions or be able to fund its future needs or contingencies, which may harm the Partnership's business or financial condition.

         Increased Voting Control by Affiliates of the Partnership. If the Offer is fully subscribed, the percentage of Interests held by persons controlling, controlled by or under common control with the Partnership will increase. As of August 13, 2001, the General Partner owned five of the Partnership's outstanding Interests and we owned 6,733 of the Partnership's outstanding Interests. We, the General Partner, and all partners, members, affiliates and associates of us or the General Partner beneficially own, in the aggregate, 7,064 Interests, representing approximately 29.3% of the Partnership's 24,114 outstanding Interests. Although this Offer is made to all limited partners, we have been advised that neither the General Partner, nor any of the partners, members, affiliates or associates of us or the General Partner intend to tender any Interests pursuant to the Offer. Assuming the Offer is fully subscribed, the General Partner, and partners, members, affiliates and associates of the General Partner, will own, after the Offer, a total of 9,064 Interests, representing approximately 37.6% of the Partnership's 24,114 outstanding Interests, an increase of 8.3% of the outstanding Interests. These entities or individuals will therefore have a greater influence on certain matters voted on by limited partners, including removal of the General Partner and termination of the Partnership.

         The Partnership may not be able to pay for necessary capital improvements to Partnership properties. Some of the Partnership's properties require capital improvements to operate optimally. The Partnership expects to make the capital improvements to certain Partnership properties over the next year and anticipates funding these improvements using cash flow from operations, cash reserves or additional financing if necessary. However, the anticipated sources of funding may not be sufficient to make the necessary improvements. If the cash flow from operations and cash reserves prove to be insufficient, the Partnership might have to fund the capital improvements by borrowing money. If the Partnership is unable to borrow money on favorable terms, or at all, it may not be able to make necessary capital improvements which could, in the future, harm the Partnership's financial condition.

         The Partnership has no current plan to liquidate. The Partnership Agreement provides that the Partnership shall terminate on December 31, 2028, unless terminated earlier. The Partnership has no current plan to sell its assets and to distribute the proceeds to its limited partners, nor does the Partnership contemplate resuming distributions to the limited partners. Therefore, limited partners who do not tender their Interests may not be able to realize any return on or any distribution relating to their investment in the Partnership in the foreseeable future.

         If tenants occupying some of the Partnership's properties experience financial difficulties or do not renew their leases, this could harm the Partnership's financial operations. The Partnership's financial condition and ability to fund future cash needs, including its ability to make future cash distributions, if any, may be harmed by the bankruptcy, insolvency or a downturn in business of any tenant occupying a significant portion of any of the Partnership's properties or by a tenant's decision not to renew its lease. If the Partnership cannot re-lease the space vacated by significant tenants on a timely basis and on favorable terms and conditions, this could damage the Partnership's results of operations and financial condition. See Section 10 of this Offer to Purchase.

         There are significant general economic risks associated with investments in real estate. All real property investments are subject to some degree of risk. Generally, equity investments in real estate are illiquid and, therefore, the Partnership's ability to promptly vary its portfolio in response to changing economic, financial and investment conditions is limited. Real estate investments are also subject to changes in economic conditions as well as other factors affecting real estate values, including:

         - possible federal, state or local regulations and controls affecting rents, prices of goods, fuel and energy consumption and prices, water and environmental restrictions;

         -        increased labor and material costs; and

         - the attractiveness of the property to tenants in the neighborhood.


For a detailed discussion of the risks associated with investment in real estate, refer to the "Risk Factors" set forth in the Partnership's Prospectus dated August 1, 1983.

                                   THE OFFER

         SECTION 1. BACKGROUND AND PURPOSES OF THE OFFER. The purpose of the Offer is to provide limited partners who are desirous of selling some or all of their Interests with a method for doing so. No established secondary trading market for the Interests exists. Historically there have been only isolated purchases and sales of Interests. In addition, under the Partnership Agreement transfers of Interests are subject to restrictions, including the prior approval of the General Partner. We believe that some limited partners desire immediate liquidity with respect to some or all of their Interests, while other limited partners may not need or desire liquidity and would prefer the opportunity to retain all of their Interests. We believe that limited partners should be entitled to make a choice between immediate liquidity and continued ownership and, thus, believes that this Offer accommodates the differing goals of both groups of limited partners. Limited partners who tender Interests in the Offer will receive a cash payment with respect to some or all of their Interests, depending on whether the Offer is oversubscribed and, if so, whether we accept all tendered Interests or accept Interests on a pro rata basis. See
Section 2 of this Offer to Purchase. We believe the Interests may represent an attractive long-term investment at the Purchase Price. The continued ownership of Interests, however, entails the risk of loss of all or a portion of the current value of the Interests. See "Risk Factors - There are significant general economic risks associated with investments in real estate." Limited partners who tender their Interests in the Offer are, in effect, exchanging certainty and liquidity for the potentially higher return of continued ownership of their Interests.

         Neither we nor the General Partner has any current plans or proposals that relate to or would result in:

- an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Partnership;

-        a sale or transfer of a material amount of assets of the Partnership;

- any change in the identity of the General Partner or in the management of the Partnership, including, but not limited to, any plans or proposals to change the number or term of the General Partner(s), to fill any existing vacancy for the General Partner, or to change any material term of the management agreement between the General Partner and the Partnership;

-        any change in the indebtedness or capitalization of the Partnership;

- any other material change in the structure or business of the Partnership; or

- any change in the Partnership Agreement or other actions that may impede the acquisition of control of the Partnership by any person. As of January 1, 1997, the Partnership suspended payment of cash distributions to limited partners due to insufficient cash being generated from the Partnership's operations. See Section 7 of this Offer to Purchase.

However, the General Partner, consistent with its fiduciary obligations, will seek and review opportunities to enhance long-term value for the limited partners, such as: a merger or business combination with an unaffiliated entity; a liquidation of the Partnership; a recapitalization; or a consolidation with affiliates. There is no assurance that any transaction will occur. As noted below, we or the Partnership may, but are not required to, purchase additional Interests, either through privately-negotiated transactions or additional tender offers. Additional purchases may have the effect of increasing the percentage of Interests owned by us and affiliates of us or the General Partner above 50%, which would give us the ability to control any Partnership votes on the types of transactions described above or any other matters. See Section 8 of this Offer to Purchase.

         Our affiliates do not intend to tender any of their Interests in the Offer. Therefore, following completion of the Offer, our Interests and Interests owned by affiliates of us or the General Partner will represent a greater percentage of the outstanding Interests. For example, if the offer is fully subscribed, we and our affiliates will own a total of 9,064 Interests, representing 37.6% of the outstanding Interests.

         If you retain your Interests, you will be subject to increased risks, including but not limited to increased voting control by the affiliates of us and the General Partner, and persons controlling the affiliates, which will increase the influence that affiliates of and the General Partner and persons controlling the affiliates have on certain matters voted on by limited partners, including removal of the General Partner and termination of the Partnership. Interests purchased by us will be held by us. Neither the Partnership nor the General Partner has plans to offer for sale any other additional interests, but each reserves the right to do so in the future.

         The Offer is the fourth tender offer made by us for Interests. We and the Partnership participated in each of the prior joint tender offers. We and the Partnership purchased a total of 1,259 Interests on February 19, 1999 for $205 per Interest, in the first tender offer. The Partnership purchased 600 of these Interests. We purchased 659 of these Interests. We and the Partnership purchased a total of 2,245 Interests on December 8, 1999 for $205 per Interest, in the second tender offer. The Partnership purchased 500 of these Interests. We purchased 1,745 of these Interests. We and the Partnership purchased a total of 3,092 Interests on December 22, 2000 for $230 per Interest, in the third tender offer. The Partnership purchased 100 of these Interests. We purchased 2,992 of these Interests. We are considering making, and the General Partner is considering the desirability of the Partnership's making, future tender offers to purchase Interests following completion of the Offer. Neither we nor the Partnership is required to make any future offers.

         SECTION 2. OFFER TO PURCHASE AND PURCHASE PRICE; PRORATION; EXPIRATION DATE; DETERMINATION OF PURCHASE PRICE.

         Offer to Purchase and Purchase Price. We will, upon the terms and subject to the conditions of the Offer described below, purchase a total of up to 2000 Interests that are properly tendered by, and not withdrawn prior to, the Expiration Date at a price equal to $230 per Interest; provided however, that if you decide to tender we will not accept your tender if, as a result of your tender, you would continue to be a limited partner and would hold fewer than two Interests. We will purchase the first 2000 Interests which are tendered and received by us, and not withdrawn prior to, the Expiration Date.

         If, on the Expiration Date, we determine that more than 2000 Interests have been tendered during the Offer, we may: (i) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(1) promulgated under the Exchange Act, as amended; or (ii) extend the Offer, if necessary, and increase the amount of Interests that we are offering to purchase to an amount that we believe is sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer.

         Proration. If the Offer is oversubscribed and we do not act in accordance with (i) or (ii), above, or if we act in accordance with (i) and
(ii), above, but the Offer remains oversubscribed, then we will accept Interests tendered on or before the Expiration Date for payment on a pro rata basis. If you tender in the Offer and we prorate, the number of Interests we purchase from you will be equal to a fraction of the total number of Interests tendered by all limited partners in this Offer, the numerator of which will be the total number of Interests that we are willing to purchase and the denominator of which will be the total number of Interests properly tendered by all limited partners participating in the Offer.

         As discussed below, we will not accept tenders which would reduce a limited partner's ownership to fewer than two Interests. In the event of a proration, this restriction could prevent us from purchasing the same percentage of tendered Interests from all tendering limited partners, as required by SEC regulations. To avoid this result, we will not prorate, but will instead purchase all tendered Interests in excess of 2000, if proration would result in any limited partner owning fewer than two Interests.

         We will round any fractional Interests resulting from any proration calculation down to the nearest whole number. We will not purchase fractions of Interests. We will notify, in writing, limited partners from whom we will purchase fewer than the number of Interests which they originally tendered. For any Interest that a limited partner tenders but we do not purchase, a book entry will be made on the Partnership's books to reflect ownership of the Interests not purchased. The Partnership will not issue a new Certificate of Ownership for the Interests that we do not purchase, unless a limited partner instructs the Partnership, in writing, to do so.

         THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF INTERESTS BEING TENDERED; PROVIDED, HOWEVER, WE WILL NOT ACCEPT YOUR TENDER IF, AS A RESULT OF THE TENDER, YOU WOULD CONTINUE TO BE A LIMITED PARTNER AND WOULD HOLD FEWER THAN TWO INTERESTS.

         Expiration Date. The term "Expiration Date" means 12:00 Midnight, Eastern Standard Time, on November 13, 2001, unless and until we extend the period of time for which the Offer is open, in which event "Expiration Date" will mean the latest time and date at which the Offer, as extended by us, expires. We may extend the Offer, in our sole discretion, by providing you with written notice of the extension; provided, however, that if the Offer is oversubscribed, we may, in our sole discretion, extend the Offer by providing you with written notice of the extension. We do not intend to allow limited partners to tender Interests after the Expiration Date, including any extensions. For a description of how we may extend or terminate the Offer, see
Section 14 of this Offer to Purchase.

         Determination of Purchase Price. The Purchase Price represents the price at which we are willing to purchase Interests. Your approval is not required and was not sought regarding the determination of the Purchase Price. No special committee of ours, the General Partner, or of the limited partners has approved this Offer and no special committee or independent person has been retained to act on behalf of us. Neither we nor the General Partner has obtained an opinion from an independent third party regarding the fairness of the Purchase Price.

         The Purchase Price offered by us was determined by us in our sole discretion based on:

- the purchase of Interests from two limited partners by us on July 31, 2001 at a price of $230 per Interest;

- the purchase of Interests from two limited partners, who are affiliated with each other, by us on June 1, 2001 at a price of $267.50 per Interest;

- the purchase of Interests from two limited partners, who are affiliated with each other, by us on April 30, 2001 at a price of $250 per Interest;

- privately negotiated purchases by us, outside of the tender offers described below, from 1999 to 2001 at prices ranging from $205 to $230 per Interest;

- the response to a joint tender offer by us and the Partnership of $230 per Interest which began on September 22, 2000 and ended on December 22, 2000;

- the purchase of Interests from three limited partners by us on February 10, 2000 at an average price of $241.82 per Interest;

- the response to a joint tender offer by us and the Partnership of $205 per Interest which began on July 27, 1999 and ended on December 8, 1999;

- the response to a joint tender offer by us and the Partnership of $205 per Interest which began on November 20, 1998 and ended on February 19, 1999;

- repurchases of Interests by the Partnership, outside of the tender offers described above, in 1996, 1997 and 1998 at prices ranging from $150 to $205 per Interest;

- sales of Interests by limited partners to third parties in secondary market transactions from January, 1997 through October, 1999 at prices ranging from $4 to $200 per Interest; and

- purchases of Interests by affiliates of us and the Partnership, BKK Financial, Inc., an Indiana corporation ("BKK"), and Ocean Ridge Investments, Ltd., a Florida limited partnership ("Ocean Ridge"), in 1995, 1996, 1998 and 1999 at prices ranging from $130 to $205 per Interest.

         We are aware of two offers to purchase Interests by a third-party offeror, unaffiliated with us or the partnership. The most recent offer for 964 Interests was made on July 23, 2001 at a offering price of $205 per Interest. The other offer for Interests was made in June of 1999 at an offering price of $153.37 per Interest.

         In determining the Purchase Price, we did not estimate or project the liquidation value per Interest or consider the book value per Interest and did not appraise the value of the Partnership's assets.

         SECTION 3. PROCEDURE FOR TENDERING INTERESTS. If you wish to tender Interests in this Offer you must submit a properly completed and duly executed Letter of Transmittal and Substitute Form W-9, together with the Certificate of Ownership for the Interests you tender and any other required documents to NTS Investor Services c/o Gemisys, at the address listed in Section 16 of this Offer to Purchase. If your Certificate of Ownership for the Interests is lost, stolen, misplaced or destroyed, you must execute and submit the Affidavit and Indemnification Agreement for Missing Certificate(s) in place of the missing Certificate of Ownership. If your Interests are held in an IRA/custodial account, all forms should be signed and forwarded to the custodian to obtain a signature guarantee and the Certificate of Ownership for the Interests. There are no fees or other charges payable by limited partners who tender Interests in connection with the Offer.

THE LETTER OF TRANSMITTAL, SUBSTITUTE FORM W-9, AND CERTIFICATE(S) OF OWNERSHIP FOR THE INTERESTS BEING TENDERED (OR AFFIDAVIT, IF APPLICABLE) AND ANY OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE PARTNERSHIP ON OR BEFORE THE EXPIRATION DATE. WE WILL NOT ACCEPT INTERESTS RECEIVED BY THE PARTNERSHIP AFTER THE EXPIRATION DATE.

         Method of Delivery. YOU ASSUME ANY RISK ASSOCIATED WITH THE METHOD FOR DELIVERING THE LETTER OF TRANSMITTAL, SUBSTITUTE FORM W-9 AND CERTIFICATE(S) OF OWNERSHIP FOR THE INTERESTS (OR THE AFFIDAVIT). WE RECOMMEND THAT YOU SUBMIT ALL DOCUMENTS BY REGISTERED MAIL RETURN RECEIPT REQUESTED AND PROPERLY INSURED OR BY AN OVERNIGHT COURIER SERVICE. YOU MAY CONFIRM RECEIPT OF A LETTER OF TRANSMITTAL BY CONTACTING NTS INVESTOR SERVICES C/O GEMISYS AT THE ADDRESS AND TELEPHONE NUMBER LISTED IN SECTION 16 OF THIS OFFER TO PURCHASE.

         Determination of Validity. All questions regarding the validity, form, eligibility (including time of receipt) and acceptance for payment of any Interests will be determined by us, in our sole discretion. If the Offer is oversubscribed, however, we may decide to purchase Interests in excess of the initial 2000 Interests. In that case, all questions regarding the validity, form or eligibility (including time of receipt) and acceptance for payment of any additional Interests purchased by us will be determined by us, in our sole discretion. The determination will be final and binding. We have the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender, or in the related transmittal documents. Unless waived, any defects or irregularities must be cured within the time period established by us. In any event, tenders will not be deemed to have been made until all defects or irregularities have been cured or waived. We are neither under any duty nor will we incur any liability for failure to notify you of any defects, irregularities or rejections contained in your tenders.

         Section 10(b) of the Exchange Act and Rule 14e-4 promulgated thereunder require that a person tendering Interests on his, her or its behalf, own the Interests tendered. Section 10(b) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. If you tender your Interests pursuant to any of the procedures described in this Offer to Purchase you accept the terms and conditions of the Offer and represent and warrant that (i) you own the Interests being tendered within the meaning of Rule 14e-4; and (ii) the tender complies with Rule 14e-4.

         SECTION 4. WITHDRAWAL RIGHTS. If you tender Interests in this Offer, you may withdraw your tender at any time before the Expiration Date or the date we accept tendered Interests, whichever is later. For a withdrawal to be effective, it must be in writing and received by NTS Investor Services c/o Gemisys via mail or facsimile at the address or facsimile number set forth in the Section 16 of this Offer to Purchase on or before the Expiration Date or the date we accept tendered Interests, whichever is later. Any notice of withdrawal must specify your name and the amount of Interests that you are withdrawing.

         All questions as to form and validity of the notice of withdrawal will be determined by us, in our sole discretion. If the Offer is oversubscribed, all questions as to form and validity of the notice of withdrawal will be determined by us, in our sole discretion, for any Interests purchased by us in excess of the initial 2000 Interests. All determinations made by us will be final and binding. Interests properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be retendered by following the procedures set forth in Section 3 of this Offer to Purchase prior to the Expiration Date. Tenders made pursuant to the Offer which are not otherwise withdrawn in accordance with this Section 4 will be irrevocable.

         SECTION 5. PURCHASE OF INTERESTS; PAYMENT OF PURCHASE PRICE. If you tender Interests under the Offer, upon the terms and subject to the conditions of the Offer, we will pay you $230 per Interest for each Interest you properly tender. We will pay you the Purchase Price with a check. We will deliver your check by first class U.S. Mail deposited in the mailbox within five business days after the Expiration Date. Under no circumstances will we pay you interest on the Purchase Price, regardless of any extension of the Offer or any delay in making payment. In the event of proration as set forth in Section 2 of this Offer to Purchase, we may not be able to determine the proration factor and pay for those Interests that have been accepted for payment, and for which payment is otherwise due, until approximately five business days after the Expiration Date.

         Interests will be deemed purchased at the time of acceptance by us, but in no event earlier than the Expiration Date. Interests purchased by us will be held by us. Neither the Partnership nor the General Partner has plans to offer for sale any other additional interests, but each reserves the right to do so in the future.

         SECTION 6. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of this Offer to Purchase, we will not be required to purchase or pay for any Interests tendered and may terminate the Offer as provided in Section 14 of this Offer to Purchase if any of the following events occur prior to the Expiration Date:

                  (a) there is a reasonable likelihood that consummation of the Offer would result in the termination of the Partnership (as a partnership) under Section 708 of the Internal Revenue Code of 1986, as amended;

                  (b) there is a reasonable likelihood that consummation of the Offer would result in termination of the Partnership's status as a partnership for federal income tax purposes under Section 7704 of the Internal Revenue Code of 1986, as amended;

                  (c) as a result of the Offer, there would be fewer than 300 holders of record, within the meaning of Rule 13e-3 promulgated under the Exchange Act;

                  (d) there shall have been instituted or threatened or shall be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, which: (i) challenges the making of the Offer or the acquisition by us of Interests pursuant to the Offer or otherwise directly or indirectly relates to the Offer; or (ii) in our reasonable judgment, determined within five business days prior to the Expiration Date, could materially affect the business, financial or other condition, income, operations or prospects of the Partnership, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership;

                  (e) there shall have been any action threatened or taken, or approval withheld, or any statute, rule or regulation proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Partnership or us, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly:

                           (i) delay or restrict the ability of us, or render
                  us unable, to accept for payment or pay for some or all of the Interests;

                           (ii) materially affect the business, condition
                  (financial or other), income, operations, or prospects of the Partnership or us, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership or us;

                  (f)      there shall have occurred:

                           (i) the declaration of any banking moratorium or
                  suspension of payment in respect of banks in the United
                  States;

                           (ii) any general suspension of trading in, or
                  limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

                           (iii) the commencement of war, armed hostilities or
                  any other national or international calamity directly or indirectly involving the Unites States which is material to the Offer;

                           (iv) any limitation, whether or not mandatory, by
                  any governmental regulatory or administrative agency or authority that materially and adversely affects the extension of credit by banks or other lending institutions;

                           (v) (A) any significant change, in our reasonable
                  judgment, in the general level of market prices of equity securities or securities convertible into or exchangeable for equity securities in the United States or abroad or (B) any change in the general political, market, economic, or financial conditions in the United States or abroad that (1) could have a material adverse effect on the business condition (financial or other), income, operations or prospects of the Partnership, or (2) in our reasonable judgment, makes it inadvisable to proceed with the Offer; or

                           (vi) in the case of the foregoing existing at the
                  time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

                  (g) any change shall occur or be threatened in the business, condition (financial or otherwise), or operations of the Partnership, that, in our reasonable judgment, is or may be material to the Partnership;

                  (h) a tender or exchange offer for any or all of the Interests of the Partnership, or any merger, business combination or other similar transaction with or involving the Partnership, shall have been proposed, announced or made by any person; or

                  (i) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons, if any, who have filed with the Commission on or before July 23, 2001 a Schedule 13G or a Schedule 13D with respect to any of the Interests) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Interests; or (ii) such entity, group, or person that has publicly disclosed any such beneficial ownership of more than 5% of the Interests prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional Interests constituting more than 1% of the outstanding Interests or shall have been granted any option or right to acquire beneficial ownership of more than 1% of the outstanding Interests; or
         (iii) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Partnership or its assets;

which, in our reasonable judgment, in any such case and regardless of the circumstances, including any action by us, giving rise to such event, makes it inadvisable to proceed with the Offer or with such purchase or payment. In addition, we may postpone the purchase of, or payment for, Interests tendered in anticipation of required approvals of any federal, state or local governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign. The conditions described above are for our sole benefit and may be asserted by us on our behalf if they have occurred, or we determine in our reasonable judgment that they have occurred, regardless of the circumstances giving rise to any such condition, including any action or inaction taken by us, or may be waived in whole or in part. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time before the Expiration Date. Any determination by us concerning the events described in this Section 6 shall be final and binding on all parties. As of the date hereof, we believe that neither paragraph (a) nor paragraph (b) of this Section 6 will prohibit the consummation of the Offer.

         SECTION 7. CASH DISTRIBUTION POLICY. The Partnership commenced operations in August, 1984 and anticipated providing limited partners with 8% non-cumulative distributions. Distributions to limited partners were suspended effective January 1, 1997 due to insufficient cash being generated from the Partnership's operations. Although the Partnership is not obligated to make future cash distributions, it may do so in the future. See Section 10, "Certain Information About the Partnership." If you tender your Interests pursuant to the Offer, you will not be entitled to receive any cash distributions declared and payable, if any, after the Expiration Date, on any Interests which you tender and we accept. There can be no assurance that the Partnership will make any distributions in the future to limited partners who continue to own Interests following completion of the Offer.

         SECTION 8. EFFECTS OF THE OFFER. In addition to the effects of the Offer on limited partners who tender their Interests and limited partners who do not tender their Interests and upon the General Partner as set forth in the "Risk Factors" of this Offer to Purchase, the Offer will affect us in several other respects:

         If the Offer is fully subscribed, we will use approximately $470,000 to purchase 2000 Interests and pay costs associated with the Offer. This will have the effect of reducing the cash available to fund future needs and contingencies. If the Offer is fully subscribed, our interest in the net book value of the Partnership will increase from approximately $1,037,000, or 27.8%, to approximately $1,346,000, or 36.1%. Our interest in any net earnings would increase from 27.8% to 36.1%. The Partnership, however, suspended cash distributions as of January 1, 1997.

         Upon completion of the Offer, we may consider purchasing any Interests not purchased in the Offer. Any such purchases may be on the same terms as the terms of this Offer or on terms which are more favorable or less favorable to you than the terms of this Offer. Rule 13e-4 promulgated under the Exchange Act prohibits us from purchasing any Interests, other than pursuant to the Offer, until at least 10 business days after the Expiration Date. The Partnership may also purchase Interests in the future. Any possible future purchases by us or the Partnership will depend on many factors, including but not limited to, the market price of Interests, the results of the Offer, the Partnership's business and financial condition and general economic market conditions.

         SECTION 9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required to complete this Offer is approximately $470,000, including $460,000 to purchase 2000 Interests plus approximately $10,000 for expenses related to administering the Offer. The total expenses of the Offer will likely exceed the current estimate of $10,000, if we pay a "soliciting dealers' fee" in connection with the Offer. See Section 15, "Fees and Expenses."

         We expect to pay approximately $460,000 to purchase 2000 Interests and approximately $10,000 for expenses related to administering the Offer, and expect to fund these payments with the proceeds from a loan from the Bank of Louisville described below. If the Offer is oversubscribed and we, in our sole discretion, decide to purchase Interests in excess of 2000 Interests, we will fund these additional purchases and expenses, if any, from the loan.

         We will also use the proceeds of the loan from the Bank of Louisville described below to fund the purchase of limited partnership interests of affiliated partnerships. These loan proceeds could also be used to return capital contributions previously made by our members, Mr. Nichols and Mr. Lavin.

         On August 15, 2000, we entered into a Loan Agreement with the Bank of Louisville under which the Bank of Louisville agreed to provide a $6,000,000 revolving line of credit to us evidenced by three separate promissory notes issued by us in favor of the bank in the original principal amount of $2,000,000 each (the "Loan Agreement"). The Loan Agreement was modified on August 1, 2001 pursuant to the terms of a modification agreement providing for, among other things, an increase of the revolving line of credit to $10,000,000, the issuance of a fourth promissory note and an amendment to the personal guaranties of Mr. Nichols and Mr. Lavin. The terms of the four notes, as governed by the modified Loan Agreement, are described below:

- Revolving Credit Note A bears interest at the prime rate, as announced by the Bank of Louisville from time to time, plus .25% per year for a term ending on August 31, 2005. We will pay the interest rate described in Revolving Credit Note A for any outstanding balance owing under the revolving line of credit if, and only if, the outstanding balance is $2,000,000 or less. If the outstanding balance owing under the revolving line of credit is greater than $2,000,000 but less than $4,000,000, the entire balance will be evidenced by and subject to the terms of Revolving Credit Note B described below.

- Revolving Credit Note B bears interest at the prime rate, as announced by the Bank of Louisville from time to time, plus .50% per year for a term ending on August 31, 2005. We will pay the interest rate described in Revolving Credit Note B for any outstanding balance owing under the revolving line of credit if, and only if, the outstanding balance is greater than $2,000,000 but less than $4,000,000. If the outstanding balance owing under the revolving line of credit is greater than $4,000,000 but less than $6,000,000, the entire balance will be evidenced by and subject to the terms of Revolving Credit Note C described below.

- Revolving Credit Note C bears interest at the prime rate, as announced by the Bank of Louisville from time to time, plus 1% per year for a term ending on August 31, 2005. We will pay the interest rate described in Revolving Credit Note C for any outstanding balance owing under the revolving line of credit if, and only if, the outstanding balance is greater than $4,000,000 but less than $6,000,000. If the outstanding balance owing under the revolving line of credit is equal to or greater than $6,000,000, the entire balance will be evidenced by and subject to the terms of Revolving Credit Note D described below.

- Revolving Credit Note D bears interest at the prime rate, as announced by the Bank of Louisville from time to time, plus 1.25% per year for a term ending on August 31, 2005. We will pay the interest rate described in Revolving Credit Note D for any outstanding balance owing under the revolving line of credit if, and only if, the outstanding balance is equal to or greater than $6,000,000.

         Under the Loan Agreement, as amended by modification agreement entered into on August 1, 2001, the line of credit from the Bank of Louisville is secured by:

- Interests which are currently held or subsequently acquired by us, including any distributions which the Partnership makes to us with respect to the Interests and any proceeds from the sale of the Interests held by us;

- limited partnership interests in partnerships affiliated with the Partnership which are currently held or subsequently acquired by us, including any distributions which the partnerships make to us with respect to the interests held by us and any proceeds from the sale of the interests held by us; and

- the personal guaranties of Mr. Nichols and Mr. Lavin of all our indebtedness with respect to the Bank of Louisville under the $10,000,000 line of credit pursuant to two separate Guaranty Agreements, each dated August 15, 2000, as amended by the modification agreement entered into on August 1, 2001, among the Bank of Louisville and each of Mr. Nichols and Mr. Lavin. Mr. Nichols and Mr. Lavin are jointly and severally liable for the prompt payment of all principal obligations under the revolving credit notes described above, the performance of all other obligations and undertakings by us relating the Loan Agreement, as amended by the modification agreement entered into on August 1, 2001, as well as the payment of all interest and costs of collection. Notwithstanding the foregoing, Mr. Nichols' maximum personal liability under his Guaranty Agreement with respect to the guaranteed principal is $7,500,000 and Mr. Lavin's maximum personal liability under his Guaranty Agreement with respect to the guaranteed principal is $2,500,000.

         Under the terms of the Loan Agreement, as amended by the modification agreement entered into on August 1, 2001, we will repay the proceeds of the revolving line of credit as follows:

- On September 1, 2000, we began making consecutive monthly payments of all accrued and unpaid interest on the outstanding principal balance.

- The entire outstanding principal balance owing under the revolving line of credit is due and payable on August 31, 2005. We intend to repay the outstanding balance using funds from cash distributions from the Partnership and affiliated partnerships and from capital contributions to us by Mr. Nichols and Mr. Lavin pursuant to the terms of a Capital Contribution Agreement dated as of January 20, 1999 by and between Mr. Nichols and Mr. Lavin.

         In addition to using the proceeds of the revolving line of credit to fund the purchase of Interests and expenses of the Offer, Mr. Nichols and Mr. Lavin may fund the purchase of Interests and the expenses of the Offer from capital contributions by Mr. Nichols and Mr. Lavin pursuant to the terms of the Capital Contribution Agreement referenced above.

         SECTION 10. INFORMATION ABOUT US AND THE PARTNERSHIP

         Information About Us. We are a Kentucky limited liability company formed in 1999 that invests in entities that own commercial and residential real estate properties. We are an affiliate of the Partnership and the General Partner, and have previously purchased Interests in the Partnership and limited partnership interests in other partnerships affiliated with the Partnership. Our offices are located at 10172 Linn Station Road, Louisville, Kentucky 40223. The phone number of our office is (502) 426-4800. Our two members are J.D. Nichols and Brian F. Lavin.

         Information About the Partnership. The Partnership was formed in May, 1983 under the laws of the State of Kentucky. NTS-Properties Associates IV, a Kentucky limited partnership, is the Partnership's General Partner. Mr. Nichols is the managing general partner of NTS-Properties Associates IV. NTS Capital Corporation is the corporate general partner of NTS-Properties Associates IV. NTS Capital Corporation is a wholly owned subsidiary of NTS Corporation and each company is controlled by Mr. Nichols, as Chairman of the Board and Mr. Lavin, as President and Chief Operating Officer.

         The Partnership's net income or loss and cash distributions are allocated according to the terms of the Partnership Agreement. Under the Partnership Agreement, Net Cash Receipts (as defined in the Partnership Agreement) that are made available for distribution are distributed in the following order:

- first, 99% to the limited partners and 1% to the General Partner until limited partners have received the 8% Preferred Distribution (as defined in the Partnership Agreement);

- second, to the General Partner until it has received the General Partner Subordinated Distribution (as defined in the Partnership Agreement); and

- thereafter, 90% to the limited partners and 9% to the General Partner as its Partnership management fee and 1% to the General Partner as its distributive Partnership share.

Net Cash Proceeds (as defined in the Partnership Agreement) are distributed in the following order:

- first, 99% to the limited partners and 1% to the General Partner until the limited partners have received cash distributions from all sources equal to their Original Capital (as defined in the Partnership Agreement) plus the amount of any deficiency in the 8% Cumulative Distribution as of the end of the calendar quarter next preceding the date of such distribution; and

-        thereafter, 75% to limited partners and 25% to the General Partner.

The Partnership owns the following properties and joint venture interests:

- Commonwealth Business Center Phase I, a business center with approximately 57,000 net rentable ground floor square feet and approximately 24,000 net rentable mezzanine square feet in Louisville, Kentucky, constructed by the Partnership. The occupancy level at Commonwealth Business Center Phase I was 86% at March 31, 2001. The property is encumbered by a mortgage payable to an insurance company which bears interest at a fixed annual rate of 8.8% and matures on October 1, 2004. As of March 31, 2001, the mortgage had an outstanding balance of $1,339,107.

- Plainview Point Office Center Phases I and II, an office center with approximately 56,000 net rentable square feet in Louisville, Kentucky, acquired complete by the Partnership. The occupancy level at Plainview Point Office Center Phases I and II was 78% at March 31, 2001. This property is not encumbered by a mortgage.

- The Willows of Plainview Phase I, a 118-unit luxury apartment complex in Louisville, Kentucky, constructed by the Partnership. The occupancy level at The Willows of Plainview Phase I was 87% at March 31, 2001. The property is encumbered by two mortgages, each payable to an insurance company, which each bear interest at a fixed annual rate of 7.15% and mature on January 5, 2013. As of March 31, 2001, the two mortgages had outstanding balances of $1,733,545 and $1,650,252 respectively. The property is also encumbered by a note payable to a bank which bears interest at a variable annual rate of prime and matures on March 27, 2003. As of March 31, 2001, the note had an outstanding balance of $31,742.

- A joint venture interest in The Willows of Plainview Phase II Joint Venture, a joint venture which owns The Willows of Plainview Phase II complex, a 144-unit luxury apartment complex in Louisville, Kentucky, constructed by a joint venture between the Partnership and NTS-Properties V, a limited partnership affiliated with us, the Partnership and the General Partner. The Partnership's percentage interest in the joint venture was 10% at March 31, 2001. The occupancy level at The Willows of Plainview Phase II was 86% at March 31, 2001. The property is encumbered by two mortgages, each payable to an insurance company, which each bear interest at a fixed annual rate of 7.2% and mature on January 5, 2013. As of March 31, 2001, the two mortgages had outstanding balances of $2,771,880 and $1,655,488, respectively. The property is also encumbered by a two mortgages, each payable to a bank, which each bear interest at a variable annual rate of prime and mature on March 27, 2003. As of March 31, 2001, the mortgages had outstanding balances of $34,862 and $3,442, respectively.

- A joint venture interest in Golf Brook Apartments, a 195-unit luxury apartment complex in Orlando, Florida, constructed by a joint venture between the Partnership and NTS-Properties VI, a limited partnership affiliated with us and the General Partner. The Partnership's percentage interest in the joint venture was 4% at March 31, 2001. The occupancy level at Golf Brook Apartments was 88% at March 31, 2001. This property is not encumbered by a mortgage.

- A joint venture interest in Plainview Point III Office Center, an office center with approximately 62,000 net rentable square feet in Louisville, Kentucky, constructed by a joint venture between the Partnership and NTS-Properties VI. The Partnership's percentage interest in the joint venture was 5% at March 31, 2001. The occupancy level at Plainview Point III Office Center was 98% at March 31, 2001. This property is not encumbered by a mortgage.

- A joint venture interest in Blankenbaker Business Center 1A, a business center with approximately 50,000 net rentable ground floor square feet and approximately 50,000 net rentable mezzanine square feet located in Louisville, Kentucky, acquired complete by a joint venture (the "Blankenbaker Joint Venture") between the Partnership, NTS-Properties Plus Ltd. and NTS-Properties VII, Ltd., affiliates of us, the Partnership and the General Partner. The Partnership's percentage interest in the joint venture was 30% at March 31, 2001. The occupancy level at Blankenbaker Business Center 1A was 100% at March 31, 2001. This property is not encumbered by a mortgage.

- A joint venture interest in Lakeshore/University II Joint Venture ("L/U II Joint Venture"), which was formed on January 23, 1995 among the Partnership and NTS-Properties V, NTS-Properties Plus Ltd. and NTS/Fort Lauderdale, Ltd., affiliates of us and the General Partner. The Partnership's percentage interest in the L/U II Joint Venture was 11% at March 31, 2001.

The L/U II Joint Venture owns the following properties:

- Lakeshore Business Center Phase I, a business center with approximately 103,000 net rentable square feet located in Fort Lauderdale, Florida, acquired complete by the joint venture. The occupancy level of Lakeshore Business Center Phase I was 85% at March 31, 2001. The property is encumbered by a mortgage payable to an insurance company which bears interest at a fixed annual rate of 8.125% and matures on August 1, 2008. As of March 31, 2001, the mortgage had an outstanding balance of $4,067,815.

- Lakeshore Business Center Phase II, a business center with approximately 97,000 net rentable square feet located in Fort Lauderdale, Florida, acquired complete by the joint venture. The occupancy level of Lakeshore Business Center Phase II was 78% at March 31, 2001. The property is encumbered by a mortgage payable to an insurance company which bears interest at a fixed annual rate of 8.125% and matures on August 1, 2008. As of March 31, 2001, the mortgage had an outstanding balance of $4,376,533.

- Lakeshore Business Center Phase III, a 40,000 square foot office center located in Fort Lauderdale, Florida, completed in November 2000 by the joint venture. The occupancy level of Lakeshore Business Center Phase III was 28% at March 31, 2001. The property is encumbered by a mortgage payable to a bank which bears interest at a variable annual rate of LIBOR plus 2.3% and matures on September 8, 2003. As of March 31, 2001, the mortgage had an outstanding balance of $1,484,988.

         In the next 12 months, the General Partner expects the Partnership's liquidity to decrease as a result of the Partnership's efforts in leasing its commercial properties and joint venture properties. At this time, the future leasing and tenant improvement costs which will be required to renew the current leases or obtain new tenants are unknown. It is anticipated, however, that the cash flow from operations and the Partnership's cash reserves will be sufficient to meet the needs to the Partnership.

         As of March 31, 2001, the L/U II Joint Venture has agreed to make tenant improvements at Lakeshore Business Center Phases I and II which will cost approximately $76,000. The Partnership's share of the costs of this project is approximately $8,300 and will be funded from cash flows from operations. The L/U II Joint Venture also anticipates replacing the roofs at Lakeshore Business Center Phase I, which will cost approximately $400,000. The Partnership's share of the costs of this project is approximately $44,000 and will be funded from cash flows from operations.

         The Partnership has no other material obligations for renovations or capital improvements to its properties or joint venture properties, as of March 31, 2001.

         On July 1, 1999, NTS-Properties V contributed $1,737,000 to the L/U II Joint Venture to cover a portion of the costs to be incurred from the construction of Lakeshore Business Center Phase III. The other partners in the L/U II Joint Venture, including the Partnership, did not make capital contributions at that time. As a result, the Partnership's percentage of ownership in the L/U II Joint Venture declined from 18% to 12%, as of July 1, 1999. On July 1, 2000, NTS-Properties V contributed an additional $500,000 to the L/U II Joint Venture. The other partners in the L/U II Joint Venture, including the Partnership, did not make capital contributions at that time. As a result, the Partnership's percentage of ownership in the L/U II Joint Venture declined from 12% to 11%, as of July 1, 2000.

         The Partnership's ratio of earnings to fixed charges was 1.53 for the three months ended March 31, 2001 and 1.59 for the year ended December 31, 2000.

         The Partnership's financial statements for the years ended December 31, 1999 and December 31, 2000 and the three months ended March 31, 2001 are incorporated herein by reference. These financial statements are contained in the Partnership's Annual Reports on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The information incorporated herein by reference to the Annual and Quarterly Reports is qualified in its entirety by reference to the reports and the financial statements, including the notes, contained in the reports.

SECTION 11. TRANSACTIONS WITH AFFILIATES.

         Payment of Fees to NTS Development Company. NTS Development Company, an affiliate of us, the Partnership and the General Partner, directs the management of the Partnership's properties pursuant to a written agreement (the "Management Agreement") between NTS Development Company and the Partnership. Under the Management Agreement, NTS Development Company establishes rental policies and rates and directs the marketing activity of leasing personnel. It also coordinates the purchase of equipment and supplies, maintenance activity and the selection of all vendors, suppliers and independent contractors.

         Under the Management Agreement, the Partnership agreed to pay NTS Development Company a management fee equal to 5% of gross revenues from Partnership properties. Also under the Management Agreement, the Partnership agreed to pay NTS Development Company a repair and maintenance fee equal to 5.9% of costs incurred which relate to capital improvements. The Partnership paid NTS Development Company the following fees for the three months ended March 31, 2001 and for the year ended December 31, 2000. Some of these charges are accounted for on the Partnership's books as operating expenses or professional and administrative expenses, and some have been capitalized as other assets or as land, buildings and amenities.

                                           Three Months                 Year
                                                  Ended                Ended
                                               03/31/01             12/31/00
                                               --------             --------

               Property Management Fee          $33,137             $137,432
               Repair and Maintenance
               Fee                                  282               13,448
                                                -------             --------
                                                $33,419             $150,880
                                                =======             ========

         The Management Agreement also requires the Partnership to purchase all insurance relating to the managed properties, to pay the direct out-of-pocket expenses of NTS Development Company in connection with the operation of the properties, including the cost of goods and materials used for and on behalf of the Partnership, and to reimburse NTS Development Company for the salaries, commissions, fringe benefits, and related employment expenses of on-site personnel.

         The Partnership paid NTS Development Company the following amounts for expenses, in addition to the fees described in the preceding table, for the three months ended March 31, 2001 and for the year ended December 31, 2000. Some of these charges are accounted for on the Partnership's books as operating expenses or professional and administrative expenses, and some have been capitalized as other assets or as land, buildings and amenities.

                                                 Three Months             Year
                                                        Ended            Ended
                                                     03/31/01         12/31/00
                                                     --------         --------

              Leasing                                $ 11,462           $69,283
              Administrative                           15,154            61,442
              Property Management Costs                65,689           249,007
              Professional and Administrative
              Expenses                                 42,551            91,772
              Leasing Commissions                          --            10,022
              Other                                     1,008             7,285
                                                     --------          --------
                                                     $135,864          $488,811
                                                     ========          ========

         The initial term of the Management Agreement was five years. Thereafter, the agreement continues for succeeding one-year periods, unless canceled by either party upon sixty days written notice. As of August 13, 2001, the Management Agreement is still in effect.

         Purchases of Equity Interests from Richard L. Good. In connection with the retirement of Richard L. Good, the former Vice Chairman of NTS Capital Corporation, and under an agreement dated as of January 1, 1999, JDN Financial Holdings, LLC, a Delaware limited liability company owned by J.D. Nichols, acquired the equity interests of Mr. Good in various entities affiliated with the Partnership, including NTS Corporation, NTS-Properties Associates VII, NTS-Properties VI Associates, NTS-Properties Plus Associates, and interests in private limited partnerships with ownership interests in real estate. JDN Financial Holdings did not purchase Interests in connection with the agreement with Mr. Good. In consideration for his equity interests in the foregoing entities, Mr. Good received (i) monetary consideration equal to his salary and bonus in the amount of approximately $529,000, (ii) various promissory notes in the net amount of approximately $1,600,000, which have an interest rate of 5.09% per year and provide for monthly payments through February 29, 2012, and
(iii) equity interests in real and personal property, including 50% of the equity interest in National Aquatics, Inc. and 70% of the equity interest in NTS/Sabal Office Limited Partnership.

         Distributions, Returns of Capital and Capital Contributions. On December 21, 2000, Mr. Nichols received a total of $10,874,010 in distributions from various private partnerships affiliated with the Partnership. On the same date he used these and other funds to make capital contributions totaling $11,720,760 to various private partnerships and other private entities affiliated with the Partnership. Also on December 21, 2000, Mr. Lavin received a distribution of $50,000 from a private partnership affiliated with the Partnership and NTS Capital Corporation received distributions totaling $695,905 from various private partnerships affiliated with the Partnership. On this date Mr. Lavin contributed $50,000 to NTS Financial Partnership and NTS Capital Corporation contributed $695,905 to various private partnership and other private entities affiliated with the Partnership. In addition to the above distributions, entities and individuals affiliated with the Partnership received distributions totaling $2,784,215 on December 21, 2000 from various private partnerships affiliated with the Partnership. On this date various individuals and entities also made capital contributions, in addition to the contributions of Mr. Nichols, Mr. Lavin and NTS Capital Corporation described above, totaling $1,937,465, to various private partnerships and other private entities affiliated with the Partnership.

         In the past two years, Mr. Nichols has received returns of capital totaling $4,746,321 from NTS Financial consisting of $144,000 of undistributed profits of affiliates of NTS Financial and $4,602,321 from NTS Financial. Of this $4,746,321, $1,165,226 was used to pay taxes, $3,453,656 was used to make capital contributions to us to purchase Interests in the Partnership, to purchase limited partnership interests in partnerships affiliated with the Partnership and to pay third-party obligations, and $127,439 was used for other purposes. During the past two years Mr. Nichols made capital contributions to NTS Financial totaling $3,629,499, consisting of $923,739 of personal funds and $2,705,760 of distributions from private affiliates of NTS Financial. The $2,705,760 in capital contributions is included in the $11,720,760 of capital contributions made by Mr. Nichols to various private entities affiliated with the Partnership described in the previous paragraph. During the past two years Mr. Nichols made capital contributions to us totaling $3,944,395, consisting of $630,403 of his personal funds and $3,313,992 of cash received from NTS Financial, and received returns of capital from us totaling $490,739.

         In the past two years, Mr. Lavin has borrowed money from NTS Financial totaling $282,366 which was used to make capital contributions to us. Mr. Lavin has made capital contributions to us totaling $503,945, consisting of $225,000 of his personal funds and $278,945 in funds borrowed from NTS Financial. Mr. Lavin received a return of capital from us totaling $70,073 which he used to repay the loans from NTS Financial. As of July 2001, Mr. Lavin has repaid $120,073 of the loans from NTS Financial.

         Personal Guaranties. Since January 1, 1998, Mr. Nichols has personally guaranteed various loans made to various publicly and privately-held affiliates of the Partnership. As of the date of this Offer, Mr. Nichols had outstanding personal guaranties totaling approximately $38,698,000. Mr. Nichols has guaranteed the payment of approximately $215,000 of notes payable of NTS Corporation and approximately $17,700,000 of loans of various affiliates. Mr. Nichols also guaranteed, as an indemnitor, that the conditions of certain surety bonds will be met. The outstanding commitments of the surety bonds totaled $3,283,000 at December 31, 2000. In

December, 1999, Mr. Nichols and Mr. Lavin each personally guaranteed a $2,000,000 loan to us from Community Trust Bank, N.A. in the following amounts:
(1) Mr. Nichols guaranteed 75% of all indebtedness of ours or $1,500,000, whichever is less; and (2) Mr. Lavin guaranteed 25% of all indebtedness of ours or $500,000, whichever is less. This guaranty is no longer in effect because this loan was repaid using the proceeds of the $10,000,000 loan to us from the Bank of Louisville described in Section 9 of this Offer to Purchase. Under the Loan Agreement, as amended by the modification agreement entered into on August 1, 2001, between us and the Bank of Louisville, Mr. Nichols and Mr. Lavin are jointly and severally liable for the prompt payment of all principal obligations, the performance of all other obligations and undertakings by us relating to the Loan Agreement, as amended, as well as the payment of all interest and costs of collection. Notwithstanding the foregoing, Mr. Nichols' maximum personal liability under his Guaranty Agreement with respect to the guaranteed principal is $7,500,000 and Mr. Lavin's maximum personal liability under his Guaranty Agreement with respect to the guaranteed principal is $2,500,000.

         In addition to the guaranties described above, on March 31, 1989 NTS Guaranty Corporation, owned 100% by Mr. Nichols and an affiliate of us, the General Partner and the Partnership, guaranteed certain obligations of NTS Mortgage Income Fund, which is also an affiliate of the Partnership. On September 20, 1988, Mr. Nichols issued a $10,000,000 demand note to NTS Guaranty Corporation, which may be used to satisfy the guaranty. The obligations of NTS Guaranty Corporation under the guaranty are expressly limited to the assets of NTS Guaranty Corporation, its ability to draw upon the $10,000,000 demand note and Mr. Nichols' ability to answer a demand under the note.

         Previous Tender Offers. During the past two years, we have participated in joint tender offers with the Partnership to purchase Interests and limited partnerships that are affiliates of the Partnership to purchase the limited partnership interests of those partnerships. The following table sets forth the results of these tender offers:




                                                                                                 Limited
                                                                                                Partnership         Limited
                                                                                                 Interests        Partnership
                                                           Price                                Purchased by        Interests
                                                            per           Total Interests       the Subject        Purchased
   Purchase Date            Subject Partnership          Interest            Purchased          Partnership         by ORIG
   -------------            -------------------          ---------           ---------          -----------         -------
February 19, 1999           The Partnership                  $205              1,259                 600                659
December 8, 1999            The Partnership                  $205              2,245                 500              1,745
December 22, 2000           The Partnership                  $230(1)           3,092                 100              2,992
December 31, 1998           NTS-Properties III               $250                729                 500                229
December 8, 1999            NTS-Properties III               $250                938                 500                438
December 20, 2000           NTS-Properties III               $250              1,094                 100                994




                                                                                         Limited
                                                                                       Partnership         Limited
                                                                                        Interests        Partnership
                                                                                       Purchased by       Interests
                                                     Price per    Total Interests      the Subject        Purchased
       Purchase Date          Subject Partnership    Interest        Purchased          Partnership         by ORIG
       -------------          -------------------    ---------       ----------         -----------         -------
Pending                      NTS-Properties III           $285(2)     Offer open        Offer open        Offer open
February 5, 1999             NTS-Properties V             $205             2,458               600             1,858
December 31, 1999            NTS-Properties V             $230(3)          1,196               250               946
December 22, 2000            NTS-Properties V             $230             2,710               100             2,610
January 18, 1999             NTS-Properties VI            $350             2,103               750             1,353
September 30, 1999           NTS-Properties VI            $370             2,801               500             2,301
December 23, 1999            NTS-Properties VI            $380             1,085               250               835
August 15, 2000              NTS-Properties VI            $380             3,685               100             3,585
Pending                      NTS-Properties VI            $380        Offer open(4)     Offer open        Offer open
March 6, 1999                NTS-Properties VII,            $6            25,794            10,000            15,794
                             Ltd.
December 15, 1999            NTS-Properties VII,            $6            41,652            10,000            31,652
                             Ltd.
August 15, 2000              NTS-Properties VII,            $6            39,220             2,500            36,720
                             Ltd.
Pending                      NTS-Properties VII,            $6        Offer open(5)     Offer open        Offer open
                             Ltd.

(1) The original offering price was $205 per Interest which was increased to $230 per interest on December 1, 2000.

(2) The offer began on June 25, 2001 and is scheduled to end on September 25, 2001. The original offering price was $250 per interest which was increased to $285 per interest on July 30, 2001.

(3) The original offering price was $215 per interest which was increased to $230 per interest on December 20, 1999.

(4) The offer began on June 25, 2001 and is scheduled to end on September 25, 2001.

(5) The offer began on May 14, 2001 and on July 30, 2001 the expiration date of the offer was extended from August 14, 2001 to September 28, 2001.

         In addition to the above joint tender offers: (i) on September 30, 1999, NTS-Properties V purchased 2,523 limited partnership interests in NTS-Properties V from limited partners for $205 per interest pursuant to an offer to purchase interests, and (ii) on April 30, 2001 we purchased 211,214.25 limited partnership interests in NTS-Properties Plus Ltd. from limited partners for $1.30 per interest pursuant to an offer to purchase interests.

         Purchases Outside Tender Offers. The Partnership's affiliates, BKK and Ocean Ridge, have purchased Interests from time to time. Mr. Nichols' wife, Barbara Nichols, is the sole limited partner of Ocean Ridge. BKK is the general partner of Ocean Ridge. Since March, 1995, BKK and Ocean Ridge have purchased 326 Interests at prices ranging from $130 to $205 per Interest. All of these Interests are currently owned by Ocean Ridge. Mr. Nichols and Mr. Lavin disclaim beneficial ownership of the Interests owned by Ocean Ridge. The General Partner owns five Interests. Mr. Nichols and Mr. Lavin disclaim beneficial ownership of the Interests owned by the General Partner. In addition, the Partnership repurchased Interests, outside of the tender offers described above, in 1996, 1997 and 1998 at prices ranging from $150 to $205 per Interest.

         We purchased Interests in the Partnership and also purchased limited partnership interests in limited partnerships affiliated with the Partnership pursuant to an Agreement, Bill of Sale and Assignment dated February 10, 2000, by and among us and four investors in the Partnership and partnerships affiliated with the Partnership for a total purchase price of $900,000. Under the agreement, we purchased a total of 565 limited partnership interests in the Partnership from three investors for total consideration of $136,628.30, or an average price of $241.82 per interest. We purchased Interests in the Partnership and also purchased limited partnership interests in limited partnerships affiliated with the Partnership on April 30, 2001 from two investors, who are affiliated with each other, for a total purchase price of $120,752. We purchased a total of 64 Interests in the Partnership from the investors for total consideration of $16,000, or a price of $250 per interest. We purchased Interests in the Partnership and also purchased limited partnership interests in limited partnerships affiliated with the Partnership on June 1, 2001 from two investors, who are affiliated with each other, for a total purchase price of $82,942.50. We purchased a total of 70 interests in the Partnership from the investors for a total consideration of $18,725, or a price of $267.50 per Interest. With regard to our purchases in February 2000, April 2001, and June 2001, we paid the investors a premium above the purchase price previously offered for limited partnership interests in prior tender offers because these purchases allowed us to purchase a substantial number of limited partnership interests without incurring the significant expenses involved with a tender offer.

SECTION 12. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         Certain Federal Income Tax Consequences of the Offer. The following is a general summary, under currently applicable law, of certain federal income tax considerations generally applicable to the sale of Interests pursuant to the Offer. This summary is for general information only. The actual tax treatment of a tender of Interests may vary depending upon your particular situation. Some limited partners, including, but not limited to, insurance companies, tax-exempt entities, financial institutions or broker/dealers, foreign corporations, and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. In addition, the summary does not address the federal income tax consequences to all categories of Interest holders, nor does it address the federal income tax consequences to limited partners who do not hold the Interests as "capital assets," as defined by the Internal Revenue Code of 1986, as amended (the "Code"). No ruling from the Internal Revenue Service ("IRS") will be sought with respect to the federal income tax consequences discussed herein; thus, there can be no assurance that the IRS will agree with this discussion. We urge you to consult your own tax advisors as to the particular tax consequences of a tender of your Interests pursuant to the Offer, including the applicability and effect of any state, local, foreign or other tax laws, any recent changes in applicable tax laws and any proposed legislation. The following information is intended as a general statement of certain tax considerations, and you should not treat this as legal or tax advice.

         Sale of Interests Pursuant to the Offer. The receipt of cash for Interests pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and other laws. The purchase of Interests pursuant to the Offer will be deemed a sale of the Interests by limited partners who tender their Interests. If you tender in the Offer, the payment for your Interests will be in complete liquidation of that portion of your ownership in the Partnership represented by the purchased Interests. You or any other recipient of such payments will be taxed to the extent of any gain recognized in connection with such sale. In general, and subject to the recapture rules of Code Section 751 discussed below, if you tender you will recognize capital gain or loss at the time your Interests are purchased by us to the extent that the sum of the cash distributed to you plus your share of Partnership liabilities exceeds your adjusted basis in the purchased Interests. Upon the sale of your Interests pursuant to the Offer, you will be deemed to have received money in the form of any cash payments to you and to the extent you are relieved from your proportionate share of Partnership liabilities, if any, to which the Partnership's assets are subject. You will thus be required to recognize gain upon the sale of your Interests if the amount of cash you received, plus the amount you are deemed to have received as a result of being relieved of your proportionate share of Partnership liabilities, if any, exceeds your adjusted basis in the purchased Interests. The income taxes payable upon the sale must be determined by you on the basis of your own particular tax circumstances.

         The adjusted basis of your Interests is calculated by your initial basis and making certain additions and subtractions to your initial basis. Your initial basis is the amount paid for an Interest, which is $1,000 per Interest if you purchased in the initial offering, increased by your share of liabilities, if any, to which the Partnership's assets are subject and by the share of Partnership taxable income, capital gains and other income items allocated to you. Basis is generally reduced by cash distributions, decreases in your share of liabilities and the share of Partnership losses allocated to each Interest.

         If you tender Interests in the Offer you will be allocated a pro rata share of the Partnership's taxable income or loss for 2001 with respect to the Interests sold in accordance with the provisions of the Partnership Agreement concerning transfers of Interests. This allocation will affect your adjusted tax basis in your Interests and, therefore, the amount of your taxable gain or loss upon a sale of Interests pursuant to this Offer.

         In determining the tax consequences of accepting the Offer, our payments for Interests will be deemed to be equal to the $230 cash payment per Interest plus a pro rata share of the Partnership's liabilities (together, the "Selling Price") which as of March 31, 2001 equaled $204.06 per Interest. The taxable gain or loss to be incurred as a consequence of accepting the Offer is determined by subtracting the adjusted basis of the purchased Interest from the Selling Price.

         A taxable gain, if any, on the disposition of Interests must be allocated between ordinary income, unrecaptured Section 1250 gain and long-term capital gain. You will realize long term capital gain or loss on such sale, if:
(1) you are not a "dealer" in securities; (2) you have held the Interests for longer than 12 months; and (3) the Partnership has no Section 751 assets. To the extent that a portion of the gain realized on the sale of an Interest is attributable to Section 751 assets you will recognize ordinary income, and not a capital gain, upon the sale of the Interest. Section 751 assets consist of "unrealized receivables" and "inventory items of the Partnership which have appreciated substantially in value." For purposes of Code Section 751, certain depreciation deductions claimed by the Partnership (generally, depreciation deductions in excess of straight-line depreciation in the case of real property and all allowable depreciation to date in the case of other property) constitute "unrealized receivables." Thus, the gain, if any, you recognize if you sell Interests will be ordinary income in an amount not to exceed your share of the Partnership's depreciation deductions that are "unrealized receivables." It is unclear whether, for Interests held for twelve months or longer, with respect to real property, the amount of gain attributable to depreciation not taxed as ordinary income is taxed as unrecaptured Section 1250 gain or long-term capital gain. Furthermore, if the Partnership were deemed to be a "dealer" in real estate for federal income tax purposes, the property held by the Partnership might be treated as "inventory items of the Partnership which have appreciated substantially in value" for purposes of Code Section 751, and if you tender Interests you would recognize ordinary income, in an amount equal to your share of the appreciation in value of the Partnership's real estate inventory. The General Partner does not believe it has operated the Partnership's business in a manner as to make the Partnership a "dealer" for tax purposes.

         Ordinary income recognized in 2001 is taxed at a stated maximum rate of 39.6% for federal income tax purposes. In the case of real property, the amount of gain not taxed as ordinary income attributable to depreciation, i.e., unrecaptured Section 1250 gain, is taxed at a maximum rate of 25%. Net capital gains are taxed for federal income tax purposes at a stated maximum rate of 20% for gain from property held longer than 12 months, i.e., long-term capital gain. The tax rates may actually be somewhat higher, depending on the taxpayer's personal exemptions and amount of adjusted gross income. A taxable loss, if any, on the disposition of Interests will be recognized as a capital loss for federal income tax purposes for limited partners who hold their Interests as capital assets.

         Back-up Withholding. To prevent back-up federal income tax withholding equal to 31% of the payments made pursuant to the Offer, each limited partner (except a foreign limited partner) who does not otherwise establish an exemption from such withholding must notify the Partnership of his, her or its correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 to the Partnership. For your convenience, a Substitute Form W-9 is enclosed with this Offer to Purchase. Some limited partners, including corporations, may not be subject to the withholding and reporting requirements.

         SECTION 13. TRANSACTIONS AND ARRANGEMENTS CONCERNING INTERESTS. Based upon the Partnership's and our records and information provided to us by the General Partner and affiliates of us, the Partnership and the General Partner, neither we, the Partnership, General Partner, nor, to the best of our knowledge, any controlling person of the Partnership, the General Partner, or us, has effected any transactions in the Interests during the sixty business days prior to the date hereof except as follows:

                  We purchased Interests and also purchased limited partnership interests in limited partnerships affiliated with the Partnership in June 2001 and July 2001. We purchased 92 Interests in June 2001 at prices of $230 and 267.50 per Interest. In July we purchased 20 Interests at a price of $230 per Interest.

         SECTION 14. EXTENSIONS OF TENDER PERIOD; TERMINATIONS; AMENDMENTS. We have the right at any time and from time to time on or before the Expiration Date, to extend the period of time during which the Offer is open by giving each of you written notice of the extension. If there is any extension, all Interests previously tendered and not purchased or withdrawn will remain subject to the Offer and may be purchased by us, except to the extent that such Interests may be withdrawn as set forth in Section 4 of this Offer to Purchase.

         If the Offer is oversubscribed, we have the right to purchase additional Interests. If we decide, in our sole discretion, to increase the amount of Interests being sought and, at the time that the notice of such increase is first published, sent or given to holders of Interests, the Offer is scheduled to expire within ten business days of the notice, we will extend the time in which the offer is open so that it is open for ten business days from the date of the notice.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Standard Time. We have the right: (i) to terminate the Offer and not to purchase or pay for any Interests not previously purchased or paid for upon the occurrence of any of the conditions specified in
Section 6 of this Offer to Purchase by giving you written notice of the termination and making a public announcement of the termination; or (ii) at any time and from time to time before the Expiration Date, to amend the Offer in any respect. If we amend the Offer by increasing or decreasing the number of Interests we are offering to purchase by more than 2% of the outstanding Interests, or increasing or decreasing the Purchase Price, and the notice of the amendment is published or sent to limited partners within ten business days of the Expiration Date, we will extend the Offer. The extension will ensure that the Offer is open for at least ten business days from the date the change is published or sent to limited partners.

         We will promptly send notice of any extension, termination, delay in payment or amendment to you. Extensions, delays in payment or amendments may be followed by public announcements, which in the case of an extension will be issued no later than 9:00 a.m. Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, including Rule 13e-4(e)(2) under the Exchange Act, we have no obligation to publish, advertise or otherwise communicate any public announcement, other than by issuing a release to the Dow Jones News Service.

          SECTION 15. FEES AND EXPENSES. We may pay a fee to "soliciting dealers" in connection with the Offer. "Soliciting dealers" will include the following entities: brokers or dealers who are members of any national securities exchange or of the National Association of Securities Dealers, or banks or trust companies, if they have customers who hold Interests. If we pay a fee to soliciting dealers we expect to pay a flat fee, in an amount which has not yet been determined, for each customer of a soliciting dealer who holds Interests. The total amount of any soliciting dealers' fees paid in connection with the Offer will be apportioned among us based on the number of Interests purchased by each of us, as described in Section 9, "Source and Amount of Funds."

         If we pay a soliciting dealers' fee, in consideration for the fee soliciting dealers will forward the Offer and accompanying materials to limited partners who are customers of theirs, and make telephone calls to limited partners regarding the Offer. Soliciting dealers would not be required to make any recommendation to limited partners regarding whether they should tender or refrain from tendering Interests in the Offer. Any soliciting dealer fee would not be payable to dealers with regard to any Interests beneficially owned by the dealer, or if the soliciting dealer is required to transfer any amount of the fee to a limited partner. No soliciting dealer will be considered an agent of ours for purposes of the Offer. Whether or not we pay a soliciting dealer's fee, we will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred in forwarding the Offer to their customers.

         We will bear the costs of printing and mailing the offering materials to the limited partners. Officers and directors of NTS Capital Corporation, the corporate general partner of the General Partner, or employees of entities affiliated with us or the General Partner may solicit limited partners to tender their Interests in the Offer by telephone, facsimile or in person. None of these individuals will receive additional compensation for making solicitations, but we may reimburse them for out-of-pocket expenses associated with the solicitations.

         SECTION 16. ADDRESS; MISCELLANEOUS.

         Address. All executed copies of the Letter of Transmittal, Substitute Form W-9 and the Certificate(s) of Ownership for the Interests being tendered (or the Affidavit) must be sent via mail or overnight courier service to the address set forth below. Manually signed facsimile copies of the Letter of Transmittal will not be accepted. The Letter of Transmittal, Substitute Form W-9 and Certificate(s) of Ownership for the Interests being tendered (or the Affidavit) should be sent or delivered by you or your broker, dealer, commercial bank, trust company or other nominee as follows:

                  By Mail, Hand Delivery or Overnight Mail/Express:
                  NTS Investor Services
                  c/o Gemisys
                  7103 S. Revere Parkway
                  Englewood, CO 80112

         Any questions, requests for assistance, or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other documents relating to this Offer also may be directed to NTS Investor Services c/o Gemisys at the above-listed address or at (800) 387-7454 or by facsimile at
(303) 705-6171.

         Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, limited partners residing in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. We are not aware of any jurisdiction in which the Offer or tenders pursuant to the Offer would not be in compliance with the laws of that jurisdiction. We reserve the right to exclude limited partners in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. We believe such exclusion is permissible under applicable laws and regulations, provided that we make a good faith effort to comply with any state law deemed applicable to the Offer.

         We have filed a Tender Offer Statement under section 14(d)(1) of the Exchange Act on Schedule TO with the Securities and Exchange Commission which includes information relating to the Offer summarized herein. Copies of this statement may be obtained from us by contacting NTS Investor Services c/o Gemisys at the address and phone number set forth in this Section 16 of this Offer to Purchase or from the public reference office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains the statement and reports electronically filed by the Partnership with the Commission.

                                            ORIG, LLC


August 13, 2001

                                   APPENDIX A
                             ORIG'S BALANCE SHEETS

         The following are the unaudited balance sheets of ORIG. The balance sheets contain certain financial information for the period ended March 31, 2001 and the years ended December 31, 2000 and December 31, 1999.

                                   ORIG, LLC
                                   ---------
                                 BALANCE SHEETS
                                 --------------
                                  (UNAUDITED)


                                        Actual                   Actual                   Actual
                                         As of                    As of                   As of
                                       March 31,              December 31,              December 31,
                                         2001                     2000                     1999
                                      ----------               ----------               ----------

ASSETS
------
Cash and equivalents                  $    6,851               $    8,583               $    5,574
Investments (Stated at Cost)           7,764,947                7,538,688                3,092,806
Other assets                             419,530                  382,162                  119,712
                                      ----------               ----------               ----------

      TOTAL ASSETS                    $8,191,328               $7,929,433               $3,218,092
                                      ==========               ==========               ==========

LIABILITIES AND EQUITY
                                                                                        ----------
Notes payable                         $4,713,690               $4,483,997               $     --
Accrued expense payable                   36,656                   23,889                     --
                                      ----------               ----------               ----------

     TOTAL LIABILITIES                 4,750,346                4,507,886                     --
                                      ----------               ----------               ----------


COMMITMENTS AND CONTINGENCIES

EQUITY                                 3,440,982                3,421,547                3,218,092
                                      ----------               ----------               ----------

TOTAL LIABILITIES AND  EQUITY
                                      $8,191,328               $7,929,433               $3,218,092
                                      ==========               ==========               ==========










                                      A-2